UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES AND EXCHANGE ACT OF 1934

November 4, 2016 (January 12, 2016)

Date of report (Date of earliest event reported)

HERITAGE GLOBAL INC.

(Exact Name of Registrant as Specified in its Charter)

FLORIDA

(State or Other Jurisdiction of

Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

12625 High Bluff Drive, Suite 305, San Diego, CA 92130

(Address of Principal Executive Offices)

(858) 847-0656

(Registrants Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

Item 1.02Termination of a Material Definitive Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 12, 2016, a subsidiary of Heritage Global Inc. (the “Company”) entered into a loan agreement with a trust jointly controlled by certain executive officers of the Company (the “Trust”).  The Company received proceeds of $0.4 million.  The loan accrued interest at 10% per annum and was payable within 90 days of the loan date.  The Trust is jointly controlled by the Company’s Chief Executive Officer, Ross Dove (the “CEO”) and President and Chief Operating Officer, Kirk Dove (the “COO”). The proceeds from the loan were used to purchase assets for resale by the Company.  There were no covenants tied to the loan agreement.  The loan agreement provided the Trust with a secured position on the proceeds received by the Company from the resale of the assets.

On August 17, 2016, the Company entered into a loan agreement with an entity owned by the CEO and COO (the “Entity”), and with the CEO.  The Company received proceeds of $0.3 million from each of the Entity and the CEO.  The loan accrues interest at 10% per annum and is payable within 180 days of the loan date.  The proceeds from the loan were used to purchase assets for resale by the Company.  There were no covenants tied to the loan agreement.  The loan agreement provided the Entity and the CEO with a secured position on the proceeds received by the Company from the resale of the assets.

On March 23, 2016, the Company repaid $0.4 million of outstanding principal, plus accrued interest, on the related party loan with the Trust, and terminated the loan agreement.  There were no early termination penalties or other fees incurred by the Company.

These summaries are qualified in their entirety by reference to the full text of the loan agreements, which are attached hereto as Exhibit 10.1 and 10.2, and incorporated by reference herein.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Loan Agreement between Heritage Global Partners, Inc. and the Zel Dove Trust UAD 10/31/2006, effective as of January 12, 2016.
10.2	Loan Agreement between Heritage Global Partners, Inc., the Dove Holdings Corporation, and Ross Dove, effective as of August 17, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Heritage Global Inc.

Date: November 4, 2016	By:	/s/ Scott A. West
	Name:	Scott A. West
	Title:	Chief Financial Officer